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                                                                   Exhibit 23





                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of W. R. Grace & Co. (the "Company"), relating to 3,000,000 shares of the Company's Common Stock issuable pursuant to the Company's 1994 Stock Incentive Plan, of our report dated February 8, 1994 appearing on page F-3 of the Annual Report on Form 10-K of W. R. Grace & Co. for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of the Annual Report on Form 10-K of W. R. Grace & Co. for the year ended December 31, 1993. We also consent to the reference to us under
Item 5 of such Registration Statement.


PRICE WATERHOUSE

/s/ PRICE WATERHOUSE

New York, New York
June 20, 1994